Exhibit 99.2

Apogee Therapeutics Announces Positive Interim Phase 1 Results from the APG990 Healthy Volunteer Trial, Unlocking Potential Maintenance Dosing Every Three and Six Months for APG279 (APG777 + APG990)

Interim Phase 1 results for APG990, a novel half-life extended OX40L antibody, exceeded trial objectives and demonstrated an approximately 60-day half-life

APG279 (APG777 + APG990) Phase 1b head-to-head study vs. DUPIXENT supported by successful completion of preclinical combination toxicology studies and positive APG990 interim Phase 1 results; trial planned to initiate this year with readout expected in second half of 2026

Webcast to be held today at 8:30 a.m. ET

SAN FRANCISCO and BOSTON, March 3, 2025 -- Apogee Therapeutics, Inc. (Nasdaq: APGE), a clinical-stage biotechnology company advancing novel biologics with potential for differentiated efficacy and dosing in the largest inflammatory and immunology (I&I) markets, including for the treatment of atopic dermatitis (AD), asthma, eosinophilic esophagitis (EoE), chronic obstructive pulmonary disease (COPD) and other I&I indications, today announced positive interim Phase 1 results from its first-in-human trial of APG990.

APG990 interim Phase 1 pharmacokinetic (PK) data showed a half-life of approximately 60 days across doses tested. These PK data support the possibility of every three- and six-month maintenance dosing of APG990 with as little as 50 mg, which when considered with APG279 (APG777 + APG990) coformulation data, provides the potential for dosing the combination two to four times per year with a single 2 mL coformulated injection. The combination also offers the potential for improved clinical outcomes by addressing the heterogeneity of AD given preclinical data demonstrating deep Type 2 inhibition from APG777 and broad Type 1-3 inhibition from APG990.

“We’re pleased to report findings from our third clinical program today, APG990, which demonstrated extended PK and a favorable tolerability profile, supporting its potential as a first-in-class combination with APG777 for the treatment of AD and other inflammatory diseases that could address multiple inflammation pathways,” said Michael Henderson, M.D., Chief Executive Officer of Apogee. “The interim results as well as the supportive preclinical combination toxicology studies are an important step forward in our combination plans for the program, suggesting strong potential for compatibility with APG777 and supporting our planned APG777 and APG990 coformulated combination approach, which we have named APG279. With the potential to broadly inhibit Type 1, Type 2 and Type 3 inflammation, APG279 could offer patients a more effective treatment option, while minimizing side effects seen with other available therapies. Based on these findings, we plan to initiate a head-to-head Phase 1b trial of the combination against DUPIXENT this year.”

APG990 is a novel, subcutaneous (SQ), half-life-extended monoclonal antibody (mAb) that targets OX40L, which is positioned further upstream in the inflammatory pathway than IL-13, allowing for a broader impact on the inflammatory cascade by inhibiting Type 1, Type 2, and Type 3 pathways. Apogee’s approach of coformulating two extended half-life mAbs, APG279, holds the potential for best-in-class dosing and efficacy across AD and broader I&I diseases.

The APG990 Phase 1 clinical trial is a double-blind, placebo-controlled, first-in-human, single-ascending dose trial evaluating the safety, tolerability and PK of APG990 in 40 healthy adult participants. Key results include:

•	APG990 demonstrated a potential best-in-class PK profile, including a half-life of approximately 60 days, supporting the potential for every three- and six-month maintenance dosing.

o	PK profile supports the potential for a single 2 mL coformulated injection of APG279 (APG777 + APG990) administered every three- and six- months.

•	APG990 was well tolerated across all five cohorts, with doses up to 1,200mg.

o	The most common (≥10%) treatment-emergent adverse events (TEAEs) were headache.

▪	53% of participants observed at least one TEAE.

o	There were no Grade 3 TEAEs related to study drug or severe adverse events. No adverse events led to study discontinuation.

▪	There have been no cases of pyrexia or chills.

In addition, preclinical studies of the combination of APG777 and APG990 showed potential for enhanced pharmacologic responses relative to individual agents, and exhibited no safety findings at any dose level, including the highest dose tested of 150 mg/kg per agent in a 3-month combination toxicology study.

“Today’s results are highly encouraging, further validating our approach to create fully optimized antibodies with the potential to improve patients’ lives. With good tolerability at doses up to 1,200mg and a half-life of approximately 60 days, APG990 demonstrated the potential for quarterly or less frequent dosing and was supportive of it as a combination partner with APG777. Looking ahead to our planned combination approach, we continue to believe that APG990’s broad inhibition across Type 1, 2, and 3 inflammation, coupled with APG777’s deep and sustained inhibition of Type 2 inflammation, could potentially result in a safe and effective treatment option for people living with atopic dermatitis and other inflammatory diseases,” said Carl Dambkowski, M.D., Chief Medical Officer of Apogee. “We would like to extend our gratitude to the participants, investigators, and site staff whose partnership made this study a success, driving progress toward innovative I&I treatments for patients in need.”

Based on these results, the company plans on submitting an Investigational New Drug application or foreign equivalent for APG279. Following clearance, the company plans to initiate a Phase 1b clinical trial in moderate-to-severe AD of APG279 against DUPIXENT in 2025, with data expected in the second half of 2026.

Webcast Details

Apogee Therapeutics’ live webcast of the APG990 interim Phase 1 results will begin today at 8:30 a.m. ET. The live webcast can be accessed via this link or the Investors section on the Company’s website at https://investors.apogeetherapeutics.com/news-events/events. A replay of the webcast will be available following the call.

About APG990

APG990 is a novel, SQ, half-life extended mAb targeting OX40L, initially being developed for AD. OX40L is located further upstream in the inflammatory pathway than IL-13 or IL-4Rα and targeting it could potentially have broader impact on the inflammatory cascade by inhibiting Type 1, Type 2 and Type 3 pathways. AD is a heterogeneous disease and varies by age, severity and ethnicity. With current approved biologics in AD only targeting the type 2 inflammatory pathway, OX40L could represent another therapeutic option for patients, especially the portion of patients who do not benefit from currently available treatments. In our head-to-head preclinical assays, APG990 has demonstrated similar or improved potency to amlitelimab. In addition, based on our interim Phase 1 APG990 studies, we believe APG990 can be dosed every three- and six- months in maintenance, which, if our clinical trials are successful, would represent a significant improvement compared to first generation OX40L antibodies that are expected to be dosed every four to twelve weeks. The company plans to develop APG279 (APG777 and APG990), together as a potential first-in-class combination for the treatment of AD and other I&I diseases by combining deep and sustained inhibition of Type 2 inflammation via APG777’s inhibition of IL-13 with broader inhibition of Type 1-3 inflammation through APG990’s inhibition of OX40L.

About Apogee

Apogee Therapeutics is a clinical-stage biotechnology company advancing novel biologics with potential for differentiated efficacy and dosing in the largest I&I markets, including for the treatment of AD, asthma, EoE, COPD and other I&I indications. Apogee’s antibody programs are designed to overcome limitations of existing therapies by targeting well-established mechanisms of action and incorporating advanced antibody engineering to optimize half-life and other properties. APG777, the company’s most advanced program, is being initially developed for the treatment of AD, which is the largest and one of the least penetrated I&I markets. With four validated targets in its portfolio, Apogee is seeking to achieve best-in-class efficacy and dosing through monotherapies and combinations of its novel antibodies. Based on a broad pipeline and depth of expertise, the company believes it can deliver value and meaningful benefit to patients underserved by today’s standard of care. For more information, please visit https://apogeetherapeutics.com.

Forward Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, statements regarding: Apogee’s plans for its current and future product candidates and programs; plans for and expected timing of regulatory filings, including the Investigational New Drug application for APG279 (the APG777 and

APG990 combination); the anticipated timing of initiation of its Phase 1b clinical trial of the APG279; planned clinical trial designs; its plans for current and future clinical trials; the anticipated timing of results from its clinical trials, including data from its Phase 1b clinical trial of APG279 ; the potential clinical benefit, safety and half-life of APG777, APG990, and APG279, Apogee’s other product candidates, including combination therapies, and any other potential programs; programs; the potential dosing schedules for APG990 and APG279; and its expected timing for future pipeline updates. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Apogee believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the company on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in Apogee’s filings with the U.S. Securities and Exchange Commission (the SEC)), many of which are beyond the company’s control and subject to change. Actual results could be materially different. Risks and uncertainties include: global macroeconomic conditions and related volatility, expectations regarding the initiation, progress, and expected results of Apogee’s preclinical studies, clinical trials and research and development programs; expectations regarding the timing, completion and outcome of Apogee’s clinical trials; the unpredictable relationship between preclinical study results and clinical study results; the timing or likelihood of regulatory filings and approvals; liquidity and capital resources; and other risks and uncertainties identified in Apogee’s Quarterly Report on 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on November 12, 2024, and subsequent disclosure documents Apogee may file with the SEC. Apogee claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. Apogee expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Noel Kurdi

VP, Investor Relations

Apogee Therapeutics, Inc.

noel.kurdi@apogeetherapeutics.com

Media Contact:

Dan Budwick

1AB

dan@1abmedia.com